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Filed Pursuant to
Rule 424(b)(3) and (c)
File No. 333-106942

Prospectus Supplement Dated April 7, 2004
To Prospectus Dated July 23, 2003

Rigel Pharmaceuticals, Inc.
9,583,331 Shares
Common Stock

        This prospectus supplement supplements the prospectus, dated July 23, 2003, of Rigel Pharmaceuticals, Inc. relating to the public offering and sale by selling stockholders of Rigel (or by donees, pledgees, transferees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer) of 9,583,331 shares of our common stock. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supercedes the information contained in the prospectus. The term "Selling Stockholders" as used in the prospectus shall be deemed to include the selling stockholders identified in the table below. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 2 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus supplement is being filed in connection with the distribution of shares held by Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P., each identified in the prospectus as selling stockholders, to their partners. No additional shares of Rigel common stock are being offered for resale hereunder. The table appearing on pages 16 and 17 of the prospectus under the caption "Selling Stockholders" is supplemented and amended to include the following stockholders in addition to those identified in the prospectus:

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Name and Address of Beneficial Owner***			Shares Offered
	Shares	Percent*		Shares	Percent*
Frazier Healthcare IV, L.P. (1) 601 Union Street, Suite 3200 Seattle, WA 98101	919,127	5.1%	919,127	0	0
Frazier Affiliates IV, L.P. (1) 601 Union Street, Suite 3200 Seattle, WA 98101	4,665	**	4,665	0	0
(AGE) A.G. Edwards Private Equity Partners	1,460	**	1,460	0	0
(AGEQP) A.G. Edwards Private Equity Partners	2,234	**	2,234	0	0
Allianz Leben Private Equity Fund 2001 (Prev T)	29,557	0.2%	29,557	0	0
Allianz Life Insurance Company of NA	16,934	**	16,934	0	0
Allianz Private Equity Partners GmbH (Transfer)	7,389	**	7,389	0	0
Avadis Antagestifung (Prev ABB)	2,463	**	2,463	0	0
Blumenthal, Jabe	1,232	**	1,232	0	0

Bowman Family Foundation	308	**	308	0	0
Bowman, Penny M.	246	**	246	0	0
Bristol-Meyers Northern Trust Co., Trustee for	6,158	**	6,158	0	0
Burgess, Ernest A.	123	**	123	0	0
CapCorp Investments N.V.	2,463	**	2,463	0	0
Cascade Investment, L.L.C.	9,237	**	9,237	0	0
Cassemax LLC	1,232	**	1,232	0	0
Cohn, Gerald L. Revocable Trust	94	**	94	0	0
Commonwealth Penn State Employees' Retirement	36,947	0.3%	36,947	0	0
DR & Grandchildren	3,079	**	3,079	0	0
Dziurzynski, Bogdan	1,232	**	1,232	0	0
Edgewood Management Co. Profit Sharing Plan	246	**	246	0	0
Every, Nathan R.	251	**	251	0	0
F&Co	1,062	**	1,062	0	0
Ferguson, Raymond D.	308	**	308	0	0
Fireman's Fund Insurance Company	13,855	**	13,855	0	0
Frank Russell Capital/OMERS, L.P.	4,926	**	4,926	0	0
Frank Russell Global Private Equity	4,926	**	4,926	0	0
Frazier & Co., Inc.	1,232	**	1,232	0	0
Gilbert, Jon N.	314	**	314	0	0
GIT IV, L.L.C.	377	**	377	0	0
GW Skinner Trust No. 2	1,232	**	1,232	0	0
H&B Equity Ventures Fund I, LLC	1,232	**	1,232	0	0
Heron, Patrick J.	198	**	198	0	0
Highlands Financial Ltd.	6,158	**	6,158	0	0
Hodge, Thomas S.	314	**	314	0	0
Howard Hughes Medical Institute	24,631	0.2%	24,631	0	0
Immunex	3,695	**	3,695	0	0
Iowa Public Employees' Retirement Systems	24,631	0.2%	24,631	0	0
J. Paul Getty Trust	18,473	0.2%	18,473	0	0
JP Morgan Chase Manhattan Trustee, for Delt	12,316	**	12,316	0	0
JP Morgan Chase Manhattan Trustee, for First	36,947	0.3%	36,947	0	0
Läsförsäkringar Liv Forsak. (Managed by Nor)	11,084	**	11,084	0	0
Lillard Partners	308	**	308	0	0
MacArthur, John D. and Katherine T. Foundation	6,158	**	6,158	0	0
Massachusetts Institute of Technology	8,621	**	8,621	0	0
Merrill Lynch Ventures LP 2001	12,316	**	12,316	0	0
MIT Private Equity Fund, L.P.	3,695	**	3,695	0	0
Moody, Trevor J.	314	**	314	0	0
Morse, John	1,232	**	1,232	0	0
Morse, Peter/Ellis, Marcia L.	1,232	**	1,232	0	0
Naini, Nader J.	708	**	708	0	0
Nell, Pat	25	**	25	0	0
Northwestern Mutual Life Insurance Co.	6,158	**	6,158	0	0
Overell, Robert W.	708	**	708	0	0
Penn Mutual Life Insurance Co.	6,158	**	6,158	0	0
Pension Private Equity K/S II	3,695	**	3,695	0	0

R.A. Investment Group, Inc.	9,237	**	9,237	0	0
R.D. Merrill Associates, II	1,232	**	1,232	0	0
Rauvola, Bridget S.	50	**	50	0	0
Rockefeller, David	1,232	**	1,232	0	0
Roush, G. James	6,158	**	6,158	0	0
Seidensticker, Robert and Sandra	308	**	308	0	0
Silverstein, Fred E.	354	**	354	0	0
State of Wisconsin Investment Board	12,316	**	12,316	0	0
State Street Bank, Trustee for JC Penney	9,237	**	9,237	0	0
State Street Bank, Trustee for US Airways	6,158	**	6,158	0	0
Step, Eugene	1,232	**	1,232	0	0
Thomas Weisel Global Growth Partners (A), L.	2,246	**	2,246	0	0
Thomas Weisel Global Growth Partners (B), L.	6,991	**	6,991	0	0
Topper, Jamie	149	**	149	0	0
Traverse Park Ventures, LLC	431	**	431	0	0
Turnstone Ventures, LP	2,217	**	2,217	0	0
University of Puget Sound	3,079	**	3,079	0	0
University of Washington	9,237	**	9,237	0	0
Van Oppen, Peter	308	**	308	0	0
Vulcan Ventures, Inc.	9,237	**	9,237	0	0
Washington State Investment Board	49,262	0.3%	49,262	0	0
Washington State Investment Board	24,631	0.2%	24,631	0	0
Wolf, Scott	50	**	50	0	0

			1,421,268

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Prospectus Supplement Dated April 7, 2004 To Prospectus Dated July 23, 2003